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EXHIBIT 99.4(u)

Deferral Of Cash Surrender Value Endorsement (Form 4379-IA89)
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                                                                 EXHIBIT 99.4(u)

FIRST CAPITAL LIFE
INSURANCE COMPANY


                  DEFERRAL OF CASH SURRENDER VALUE ENDORSEMENT

This endorsement becomes a part of the policy to which it is attached.

     In the event of a deferral of payment of a cash surrender value under the provision of the Delay of Payment subsection of the GENERAL TERMS section, we shall pay interest to the policyholder at the rate specified in section 28-22-104(2), Idaho Code as established and in existence at the time of the surrender demand.

Signed for the Company at San Diego, California


     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President



4379-IA89